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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


                                                                             YEARS ENDED DECEMBER 31
                                                --------------------------------------------------------------------------------
                                                    2000             1999             1998             1997             1996
                                                ------------     ------------     ------------     ------------     ------------


Net Income ................................     $      1,902     $        744     $        450     $      1,097     $        863
Weighted Average Shares Outstanding
   (excluding Treasury Stock)
   - Basic ................................      624,354,441      627,233,229      473,826,632      436,543,573      436,543,573

Shares assumed to be issued due to
   stock option ...........................        8,405,998        9,241,896        1,659,816               --               --
                                                ------------     ------------     ------------     ------------     ------------

Adjusted average number of common
   shares and share equivalent
   - Diluted ..............................      632,760,439      636,475,125      475,486,448      436,543,573      436,543,573

Earnings per share:*
     Basic ................................     $       3.05     $       1.19     $        .95     $       2.51     $       1.98
     Diluted ..............................     $       3.00     $       1.17     $        .95     $       2.51     $       1.98


*Earnings per share (EPS) for the periods prior to the Offerings was calculated using only Class B common stock as required by SFAS No. 128.